Exhibit 10.59

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

Thomas M. Finn

President, Global Healthcare

The Procter & Gamble Company

8700 Mason Montgomery Road

Mason, OH 45040

October 9, 2008

Re: Amendment Agreement between The Procter & Gamble Company, Procter & Gamble Pharmaceuticals, Inc. (collectively, “P&G”), and Sanofi-Aventis U.S. LLC (“Sanofi-Aventis”), (individually P&G and Sanofi-Aventis may also be referred to in this letter as “Party” and collectively as the “Parties”), dated December 19, 2007 (the “Amendment Agreement”). Capitalized terms used and not otherwise defined in this letter shall have the meanings set forth in the Amendment Agreement or in the Amended and Restated Collaboration Agreement by and between The Procter & Gamble Company, Procter & Gamble Pharmaceuticals, Inc. and Sanofi-Aventis U.S. LLC, dated October 8, 2004 (the “Collaboration Agreement”).

Dear Mr. Finn:

After execution of the Amendment Agreement (attached to this letter as Attachment A) on December 19, 2007, P&G and Sanofi-Aventis reached further agreement with respect to certain issues related to the definition of Investment Costs, application of the Investment Cap, the Actonel® collaboration in the United Kingdom (the “UK”) during Contract Year 2008, and the addition of the UK to the P&G Promotion Territory as on January 1, 2009, and the Parties wish to amend and supplement the Amendment Agreement related thereto as follows:

Section 1 of the Amendment Agreement shall be deleted and replaced in its entirety with the following:

1. European Simplification:

The Parties agree that their respective rights and obligations with respect to the Product in the European countries of Belgium, Germany, Luxembourg, The Netherlands, and the United Kingdom shall be revised as set forth in Exhibit A, attached to and made a part of this Agreement. For purposes of this Agreement and consistent with the Collaboration Agreement, the Parties acknowledge and agree that any reference to “Belgium” in this Agreement shall include the same understanding for the country of Luxembourg.

2. Section 1 of Exhibit A to the Amendment Agreement shall be deleted and replaced in its entirety with the following:

Establishment of P&G Promotion Territory.

(a) General. The Parties shall use reasonable efforts to enable P&G to assume full responsibility for management and execution of Promotional Efforts, Marketing Efforts and R&D Efforts in the following countries, on the dates indicated or as soon as reasonably possible thereafter as mutually agreed by the Parties, and such countries upon P&G’s assumption of full responsibility shall be considered part of the “P&G Promotion Territory”: Germany, Belgium and Luxembourg, on and after January 1, 2008; and The Netherlands, on and after April 1, 2008 or sooner if mutually agreed by the Parties.

(b) United Kingdom.

(i) The Parties shall use reasonable efforts to enable P&G to assume full responsibility for management and execution of Promotional Efforts, Marketing Efforts and R&D Efforts in the UK, on January 1, 2009, and upon such date, the UK shall be considered part of the P&G Promotion Territory. Subject to Sections 4(a), 4(b)(i) and 4(b)(ii) below, from and after January 1, 2009 (1) the provisions included in Section 4 of this Exhibit A with respect to expense sharing shall include the UK and the Investment Cap defined and further described in such Section 4 below shall include and be applicable to the promotion of Product in the UK; and (2) the provisions of Section 8 of this Exhibit A shall apply to the UK.

3. Sections 4(a) and 4(b) of Exhibit A to the Amendment Agreement shall be deleted and replaced in their entirety with the following:

4. Expense Sharing.

(a) General. The Parties have agreed to a maximum annual threshold or cap for the Investment Costs that may be incurred by P&G in the P&G Promotion Territory in each of Contract Years 2008, 2009 and 2010, and that may be incurred by both Parties in the UK in Contract Year 2008, as follows: (i) ***** of the sum of (1) the total actual NOS for all countries in the P&G Promotion Territory plus (2) the actual NOS for the UK, for Contract Year 2008; (ii) ***** of the total actual NOS for all countries in the P&G Promotion Territory for Contract Year 2009; and (iii) ***** of the total actual NOS for all countries in the P&G Promotion Territory for Contract Year 2010 (the “Investment Cap”). Consistent with the terms of the Collaboration Agreement, the Parties shall share ***** the actual Investment Costs incurred by P&G in the P&G Promotion Territory, and shall also share ***** the actual Investment Costs incurred by both Parties in the UK for Contract Year 2008, as part of the global reimbursement calculated pursuant to Schedule II (B) of the Collaboration Agreement, subject to the Investment Cap as further described in Subsection 4(b) immediately below. For purposes of this Agreement, “Investment Costs” shall mean the costs related to and included in the Promotion Efforts, Marketing Efforts and R&D Efforts that are included in the Quarterly invoices and reimbursement calculated for the Co-Promotion Countries under the Collaboration Agreement as of the Effective Date of this Agreement.

(b) Application of the Investment Cap. The following shall apply with regard to the Investment Cap:

(i) Contract Year 2008. With regard to Contract Year 2008, the Parties shall share ***** the lower of either (1) the sum of the total actual Investment Costs incurred by P&G in all countries of the P&G Promotion Territory plus the total actual Investment Costs incurred by both Parties in the UK or (2) the Investment Cap for 2008;

(ii) Contract Years 2009 and 2010. With regard to Contract Years 2009 and 2010, the Parties shall share ***** the lower of either (1) the total actual Investment Costs incurred by P&G in all countries of the P&G Promotion Territory in the applicable Contract Year, or (2) an amount equal to the corresponding Investment Cap for such Contract Year. If the Investment Cap is applied in a given Contract Year, then P&G shall be solely responsible for any of its Investment Costs that exceed the amount equal to the Investment Cap for such Contract Year;

(iii) Unusual Event. If an event occurs that is unusual and could not reasonably have been foreseen or anticipated by P&G, and where, in each instance, such event can reasonably be expected to substantially impact P&G’s ability to reasonably maintain its Investment Costs in the P&G Promotion Territory below the Investment Cap in a particular Contract Year (the “Unusual Event”), then (x) as soon as reasonably practical, the Parties shall discuss potential reasonable solutions to address the Unusual Event and P&G’s Investment Costs that exceed the Investment Cap; (y) P&G shall take all reasonable actions to implement such mutually agreed solutions or to mitigate its Investment Costs in response to the Unusual Event, as applicable; and (z) the Parties shall share ***** the actual Investment Costs incurred by P&G as a result of the Unusual Event, including those that may exceed the Investment Cap, for such time as P&G incurs such additional Investment Costs, but in no event for longer than a period of three (3) consecutive months after the occurrence of the Unusual Event;

(iv) Level of Investment Cap. In the event the Investment Cap is applied in a given Contract Year as described in Subsections 4 (b)(i)-(ii) above, then the Parties shall in good faith discuss the Investment Costs and Investment Cap anticipated for the subsequent Contract Years after the Contract Year when the Investment Cap is applied, and may mutually agree to adjust the Investment Cap for the subsequent Contract Years; and,

(v) Level of Investment Costs. In October of Contract Year 2008 as part of the budget and forecast planning process for Contract Year 2009 under the Collaboration Agreement, the Parties agree to conduct a good faith discussion regarding the level of Investment Costs that may be commercially reasonable and necessary in order for P&G to promote Product in the P&G Promotion Territory in Contract Years 2009 and 2010; provided that, if the parties do not agree to revise the level of such Investment Costs then the Investment Caps for such Contract Years shall remain as set forth in Section 4(a) of this Exhibit A.

4. The following subparagraph (d) shall be appended to the end of Section 7 of Exhibit A to the Amendment Agreement:

(d) United Kingdom

•	S-A will ***** Detailing Efforts on May 1, 2008.

•

S-A will communicate to P&G by May 30, 2008 important sales information such as pending actions or meeting dates agreed at territory level by S-A Representatives or other commitments towards third parties which have not been closed out by S-A sales forces or others at S-A providing sales support services.

•	S-A will stop clinical promotion through its Dispensing Doctor channel team as of May 1, 2008. S-A will stop taking commercial orders through such team on December 31, 2008.

•	S-A’s Actonel Hospital Contract Team will continue to manage contracts with applicable hospital customers until P&G assumes responsibility for this effort, no later than December 31, 2008.

•

S-A will continue to provide Marketing Efforts until June 15, 2008, and will provide P&G with all reasonably necessary information relating to such Marketing Efforts, including pending projects, deadlines, agency contracts, and work that is ongoing under purchase orders, prior to that date.

•

S-A will continue to provide market research efforts until June 30, 2008, and will specifically deliver the ***** for May and June 2008 and will transition ad hoc research (e.g., ***** to P&G in a timely fashion.

•

S-A will review with P&G the costs associated with S-A’s Promotion Efforts, Marketing Efforts, and R&D Efforts, by June 15, 2008. Such costs will be shared as part of the Global Payment made for the second Quarter of Contract Year 2008, to cover all investments on the ledger as of June 30, 2008.

•	Both parties will refrain from proactive external communications regarding the transfer of responsibilities between S-A and P&G, unless any such communications are mutually agreed in writing.

•	S-A will discontinue order, shipping, and billing services for the Product on December 31, 2008, and prior to that date S-A will provide to P&G a summary of any issues regarding such services.

•	S-A will transfer to P&G those documents relevant to the approval of promotional material for the Product by May 1, 2008, as more specifically agreed by the Parties’ respective medical teams.

•

S-A will transfer files related to any present and past advertising challenges related to the Product or its promotion by May 1, 2008, as needed by P&G, as P&G is in possession of all such materials as the holder of all Health Registrations in the UK.

•

S-A and P&G will agree to a plan, on an as-needed basis, for the handling of adverse events reports and medical communication requests for events that occur after June 30, 2008, as P&G currently handles all such inquiries and communications as the holder of all Health Registrations in the UK pursuant to the local Marketing Services Agreement.

•	S-A will provide P&G with a written summary of, and will transfer responsibility to P&G for, the ***** by June 30, 2008.

•	S-A will make the final payments related to the *****, including payment of the final invoice for £10,000 from agreed budgets. P&G will work with ***** to obtain the final results of such study.

•	S-A will work with ***** to finalise the ***** and make all related payments, by June 30,2008.

•

Other transition services reasonable, customary and necessary to facilitate the inclusion of the UK in the P&G Promotion Territory, including but not limited to, the sharing of documents, making available samples, sales and promotional materials, and training materials, and as appropriate transferring any other ongoing clinical studies, grants, etc.

5. For clarification purposes and to correct a drafting error in the text, Section 3(A)(2) of the Amendment Agreement shall be amended as follows: (a) to delete the phrase “within five (5) Business Days of such decision of the applicable U.S. federal court,” and to replace it with “pursuant to the payment terms described in the last sentence of this Section 3(A)(2);” and (b) the reference to “Section 3(A)(3)” in the last sentence of this Section 3(A)(2) shall be deleted and replaced by the correct reference of “Section 3(A)(2)”.

6. Except as specifically agreed by the Parties in this letter, the terms and conditions of the Amendment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, P&G and Sanofi-Aventis have caused this letter amendment to the Amendment Agreement to be executed by their duly authorized representatives as of the date of this letter first written above.

The Procter & Gamble Company		Sanofi-Aventis U.S. LLC

By:	/s/ Thomas M. Finn	By:	/s/ Gregory Irace
Name:	Thomas M. Finn	Name:	Gregory Irace
Title:	President, Global Health	Title:	President & CEO

Procter & Gamble Pharmaceuticals, Inc

By:	/s/ Thomas M. Finn
Name:	Thomas M. Finn
Title:	President